EHIXIBIT 99.1


AMERICAN HOMESTAR CORPORATION


                                               Contact:  Craig Reynolds
                                                         Chief Financial Officer
                                                         (281)  334-9702
                                                         e-mail:  craig@hstr.com




              AMERICAN HOMESTAR CORPORATION ANNOUNCES EXPIRATION OF
                  SERIES "C" COMMON STOCK TRADING RESTRICTIONS


Houston, Texas (April 15, 2004) -- American Homestar Corporation (the "Company") today announced that trading restrictions as to all shares of Series C common stock, issued in connection with its reorganization, have expired. The Company issued 10 million shares of Series C common stock (par value $0.01) to its general unsecured creditors as part of its reorganization in late 2001. That stock was restricted from trading through April 11, 2004.

     The Company does not presently meet some of the listing requirements of the larger national exchanges, such as the New York Stock Exchange, the American Stock Exchange, or The Nasdaq Stock Market, therefore initial trading, if any, will be through the Over-the-Counter "pink sheets" exchange. The investment banking firm of Morgan Keegan will facilitate open-market trading of the stock under its new trading symbol AHMS (for quote purposes: AHMS.PK).

     Commenting on the announcement, American Homestar Corporation President and CEO, Finis Teeter, said, "The issuance of the Series C common stock to our former creditors was a key element in completing our reorganization. I am pleased that Morgan Keegan has agreed to facilitate trading for those wishing to purchase or sell the stock."

     American  Homestar  Corporation produces and sells manufactured homes (both
HUD-Code and Modular) from its two production facilities in Texas and its 30 retail centers in Texas, Oklahoma and Louisiana. The Company also arranges for financing and insurance for its customers.

     For more information contact the Company's website at www.americanhomestar.com.


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